Exhibit 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of September 16, 2014 by and between PowerSecure International, Inc., a Delaware corporation (the “Company”), and Eric Dupont, an individual who currently resides at the address set forth on the Signature Page (“Employee”).

Recitals:

WHEREAS, Employee is an employee of the Company who has been promoted to an executive position with the Company;

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue to serve and be employed by the Company, upon the terms and subject to the conditions set forth herein; and

WHEREAS, in order to protect its good will and its customer relationships, trade secrets and confidential information, the Company is requiring Employee to enter into this Agreement and to observe certain restrictive covenants as a condition to Employee’s continued employment with the Company;

WHEREAS, the Company is willing to make and pay certain special bonuses and compensation and accommodations to Employee in order to induce Employee to enter into this Agreement and to agree to, adhere to and perform certain covenants and agreements herein, including certain restrictive covenants including those pertaining to non-competition that are vital to protect the legitimate business interests of the Company, and Employee desires to agree to, adhere to and perform such covenants and agreements;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound hereby, agree as follows:

Section 1. Employment. The Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue to serve as an employee of the Company, upon the terms and subject to the conditions set forth herein.

Section 2. Term of Agreement and At Will Employment.

(a) Term of Agreement. This Agreement shall commence on the date hereof and shall continue until and expire on the third (3rd) anniversary of the date hereof, unless earlier terminated in accordance with the provisions of Section 5. In the event that this Agreement has not been earlier terminated in accordance with the provisions of Section 5, then the term of this Agreement shall be automatically extended without further action by the Company or Employee for additional successive one-year periods unless either party, for any reason or no reason, shall have given written notice of termination to the other party no less than 60 days prior to the commencement of any one-year extension period.

(b) At Will Employment. Notwithstanding the term of this Agreement or any other provision of this Agreement to the contrary, Employee’s employment with the Company shall be on an “at will” basis, and may be terminated by either the Company or Employee at any time and with or without cause or reason, subject to the terms and conditions set forth in this Agreement. Nothing set forth herein shall be deemed to create a term of employment for Employee for any period of time or on any basis other than an “at will” basis. The period of Employee’s employment hereunder is sometimes hereinafter referred to as the “Employment Period.”

Section 3. Duties of Employee.

(a) General Duties and Responsibilities. During and throughout the Employment Period, Employee shall faithfully and diligently, to the best of Employee’s ability, serve as an employee of the Company, in the position of Executive Vice President of Finance and Administration and/or such other or additional offices and positions as shall be designated or appointed to Employee from time to time by the Board of Directors of the Company (the “Board”), shall have the authority and shall perform the duties, responsibilities and functions customary for such offices and positions, and shall have such other authority and shall perform such other duties, responsibilities and functions as may be reasonably assigned or delegated to Employee from time to time by the Board or by the Chief Executive Officer of the Company (the “CEO”). Employee shall report to the CEO, and Employee shall at all times be subject to the direction, approval and control of the CEO and the Board in the performance of his duties hereunder. Employee shall perform Employee’s duties hereunder in accordance with the policies and procedures of the Company and its Affiliates (as defined herein) applicable to Employee in effect from time to time, including, without limitation, policies on business ethics and conduct and policies on insider trading and the use of non-public information, and in accordance with all applicable laws and regulations and regulatory requirements. Employee shall promote the best interests of the Company at all times while employed by the Company. Employee acknowledges and agrees that Employee may be required or directed by the Board or the CEO, without additional compensation, to perform services for one or more subsidiaries or other Affiliates (as defined herein) of the Company, and agrees to accept such offices or positions with any such subsidiaries or other Affiliates as the Board or the CEO may reasonably require.

(b) Performance of Services. While employed by the Company, Employee shall devote Employee’s full time, attention, skill, ability and energy during normal business hours (and outside such hours when reasonably necessary to perform Employee’s duties hereunder) exclusively to the business and affairs of the Company and the performance of Employee’s duties under this Agreement. Employee shall not, directly or indirectly, render any services of a business, commercial or professional nature to any Person other than the Company without the prior written consent of the CEO or the Board; provided, however, that the provisions of this Section 3(b) shall not preclude Employee from devoting time, ability, energy and attention outside normal business hours while employed by the Company to service on the boards of directors of noncompetitive entities and/or reasonable participation in community, civic, charitable or similar organizations, or the pursuit of personal legal and financial affairs which do not interfere or conflict with the performance of Employee’s duties hereunder and are not adverse to the business or the best interests of the Company.

(c) Base of Employment; Travel. Employee shall perform his services to the Company based in Wake Forest and Charlotte, North Carolina or such other location that is mutually agreed upon with the Company; provided, however, that Employee acknowledges that his employment and positions with the Company and his duties and responsibilities hereunder will require him to undertake substantial travel, and Employee hereby agrees to undertake all such travel required in connection with the business of the Company and the performance of Employee’s duties hereunder.

Section 4. Compensation. During the Employment Period, as compensation for the services to be performed by Employee to the Company hereunder, and as an inducement to Employee to enter into and to agree to perform, observe and abide by his covenants and agreements set forth in this Agreement, including but not limited to the covenants and agreements set forth in Section 6, the Company shall pay and provide Employee the following:

(a) Base Salary. The Company shall pay Employee an annual base salary equal to $250,000 (the “Base Salary”), which shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices. Employee’s Base Salary may be reviewed by the Board (directly or through its Compensation Committee) and may be increased at the sole discretion of the Board (although there is no obligation to do so) based upon whatever factors the Board deems appropriate (including based on recommendations of the CEO) including, but not limited to, Employee’s individual performance, the Company’s overall performance, profitability and prospects and prevailing economic and industry factors. The term “Base Salary” shall include any such increase(s) in the future.

(b) Bonuses.

(i) Annual Incentive Bonus. Employee shall be eligible to receive an annual incentive bonus for each fiscal year of the Company, in a target amount of 35% and a maximum amount of 70% of his Base Salary, based on the factors and metrics and on the terms and conditions annually established or otherwise determined or approved in the sole discretion of the Board (which may include any recommendations by the CEO). The amount of such annual incentive bonus for each fiscal year shall be set in the sole discretion of the Board, and there shall be no minimum or guaranteed bonus amount for any fiscal year.

(ii) General Bonus Programs. Employee may be eligible to participate in other commission, bonus and profit sharing programs if, and upon such terms as, determined in the sole discretion of the Board.

(c) Restricted Shares. The Company shall grant to Employee 20,000 shares of restricted Common Stock, par value $.01 per share, of the Company (the “Restricted Shares”), which Restricted Shares shall vest in equal annual installments over a five (5) year period during the Employment Period. The Restricted Shares shall be subject to the terms and conditions of the Company’s 2008 Stock Incentive Plan, as amended and restated from time to time. The Company may, in its discretion, grant Employee additional awards of Restricted Shares, stock options or other equity awards from time to time in the future.

(d) Employee Benefit Plans. Employee shall be eligible to participate in pension, 401(k), retirement, life, disability and health insurance, hospitalization, major medical and other employee benefit plans and arrangements provided to comparable level employees of the Company (as in effect and as amended from time to time, the “Benefits”). Employee shall be entitled to participate in all such Benefits to the extent that Employee’s position, tenure, salary, age, health and other qualifications make Employee eligible to participate, subject to and on a basis consistent with the terms, rules and regulations, conditions and overall administration of such plans and arrangements. Notwithstanding the foregoing sentence, the Company may discontinue at any time any such Benefits, to the extent permitted by the terms of such plans or arrangements, and shall not be required to compensate Employee for the elimination of any such employee benefit plans or arrangements.

(e) Business Expenses. The Company shall, upon presentment by Employee of reasonably detailed and appropriate receipts and vouchers therefor, reimburse Employee for all reasonable, ordinary and necessary out-of-pocket business expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement, provided that such expenses are incurred and accounted for in accordance with and subject to the normal policies and procedures of the Company.

(f) Vacation, Holidays and Sick Leave. The Company shall provide Employee with four weeks of paid vacation, plus holidays and sick days on terms consistent with comparable level senior employees of the Company.

(g) Automobile Allowance. The Company shall provide to Employee an insured company-owned or leased vehicle suitable and appropriate for Employee to perform his duties hereunder, and Employee shall be permitted to use such vehicle for personal use so long as it is not used for any purpose that violates applicable law or is detrimental to the Company. In lieu of the foregoing, the Company shall pay an automobile allowance to Employee of $1,000 per month, or any alternative arrangement that is acceptable to both parties. The company shall pay any and all gas and maintenance costs related to the vehicle under either option.

(h) Clawback. Notwithstanding any other provision of this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or under any other arrangement with the Company, which is subject to recovery under any law, governmental regulation or stock exchange listing requirement, or pursuant to any compensation policy adopted by the Company, shall be subject to such deductions, clawback and recovery as may be required to made pursuant to such law, governmental regulation, stock exchange listing requirement or policy.

Section 5. Termination of Employment. Employee’s employment hereunder shall terminate as follows:

(a) Death. Employee’s employment hereunder shall automatically terminate upon Employee’s death. Upon such event, the Company shall pay to Employee’s designated beneficiary (or, if none, to Employee’s estate) the pro rata portion of Employee’s Base Salary and any other accrued but unpaid bonuses or other compensation through the Date of Termination.

(b) Disability. The Company shall have the right, in its sole discretion, to terminate Employee’s employment hereunder in the event of Employee’s Disability (as defined below) upon giving at least 30 days written notice to Employee of its intention to terminate Employee’s employment. For purposes of this Agreement, “Disability” means the physical or mental inability of Employee, due to illness, accident or other incapacity, to effectively perform the essential functions of Employee’s duties hereunder (with or without reasonable accommodation), or which results from an incapacity (physical or mental) determined to be total and permanent by an independent physician mutually agreed upon by the Company and Employee. Upon such termination of employment, then Employee shall be entitled to receive only the following: (i) any accrued but unpaid portion of his Base Salary through the Date of Termination (as defined below), (ii) any accrued but unpaid bonuses as of the Date of Termination, and (iii) any Benefits earned, accrued or vested (including under any benefit plans in which he was participating) as of the Date of Termination, subject to the terms and conditions of such benefit plans and Benefits, but Employee shall not attain vested status in any benefit plans or Benefits in which he is not vested on the Date of Termination (collectively, the “Standard Termination Package”).

(c) Termination by the Company for Cause.

(i) The Company shall have the right, in its sole discretion, to terminate Employee’s employment hereunder at any time for Cause (as defined below) immediately upon giving written notice of termination to Employee specifying the reason for such termination. Upon the termination of Employee’s employment by the Company for Cause, then Employee shall be entitled to receive only the Standard Termination Package.

(ii) For purposes of this Agreement, the term “Cause” shall mean any one or more of the following:

(A) The failure or refusal by Employee to perform any of his material duties hereunder, or the breach by Employee of any of his obligations, covenants, representations, warranties or acknowledgments hereunder, which failure, refusal or breach remains unremedied or uncured for a period of 30 consecutive days after specific written notice thereof is given to Employee by or behalf of the Board or the CEO;

(B) Any act of dishonesty, fraud, breach of fiduciary duty or bad faith by Employee that is materially detrimental to the Company or that results in substantial personal enrichment of Employee; or

(C) The conviction of Employee of, or the entering of a guilty plea or a plea of no contest by Employee with respect to, either a felony, or a misdemeanor that involves theft, fraud or dishonesty, results in Employee’s imprisonment, materially impairs Employee’s ability to perform his duties hereunder, or materially damages the reputation or business of the Company.

(d) Termination by the Company Without Cause. The Company shall have the right, in its sole discretion, to terminate Employee’s employment hereunder at any time without Cause, which termination shall be effective upon the giving of written notice of such termination by the Company to Employee (or at such later date as the notice provides). In such event, Employee shall be entitled to only the following: (i) the Standard Termination Package, (ii) a severance in the amount equal to one time (100%) the sum of his annual Base Salary then in effect plus the average annual bonus paid by the Company to Employee over the three prior years (or such lesser period as applicable) (the “Severance Amount”), payable by the Company to Employee in no less than equal month installments over the 12 month period following the Date of Termination, (iii) for a period of one year from the Date of Termination, the Company shall pay for, or otherwise provide for at Company expense, the continuation of the same (if available, and to the extent not available similar) life, accidental death, disability, medical, dental and other insurance Benefits in which Employee and his family participated immediately prior to the Date of Termination, and (iv) any Restricted Shares referred to in Section 4(b)(iii) that are then unvested shall vest in full immediately upon the Date of Termination.

(e) Termination by Employee. Employee agrees not to terminate Employee’s employment hereunder except by giving at least 60 days prior written notice to the Company, provided that after receipt of such notice the Company shall have the right to waive all or any portion of such notice period and to set an earlier Date of Termination by giving written notice thereof to Employee. Upon such termination of employment by Employee, then Employee shall be entitled to receive only the Standard Termination Package.

(f) Compensation Upon Termination of Employment Following a Change in Control.

(i) Amount of Compensation. If, during the Employment Period, a Change in Control (as defined below) of the Company occurs, and within two years after such date the Company terminates Employee’s employment without Cause or Employee terminates Employee’s employment for Good Reason (as defined below), then:

(A) The Company shall pay to Employee in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(I)	any accrued but unpaid portion of his Base Salary as of the Date of Termination;

(II)	any accrued but unpaid bonuses as of the Date of Termination;

(III)	the Severance Amount; and

(IV)	in the case of compensation previously deferred by Employee, all amounts of such compensation previously deferred and not yet paid by the Company;

(B) The Company shall, promptly upon submission by Employee of supporting documentation, pay or reimburse to Employee all costs and expenses paid or incurred by Employee prior to the Date of Termination; and

(C) For a period of one year after the Date of Termination, Employee and his family shall be permitted to continue to participate in all life, accidental death, disability, medical, dental and other insurance plans and Benefits of the Company. If, despite the provisions of this Section 5(f), benefits shall not be available under any of such plans because Employee is no longer an employee of the Company, then the Company itself shall, to the extent necessary, pay or provide for payment of similar benefits to Employee and/or Employee’s family.

(ii) Definition of Change in Control. For the purpose of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred only if:

(A) Any person or group (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) acquires the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of the Company’s then outstanding voting securities entitled to vote generally in the election of directors of the Company; or

(B) Individuals who, as of any given date, constitute the Board of Directors of the Company (the “Board” generally, and as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board within 12 months after such date, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-fifths of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such individual were a member of the Incumbent Board; or

(C) Consummation by the Company of a reorganization, merger, combination, or consolidation, in each case, unless, following such reorganization, merger, combination, or consolidation, (1) more than 50% of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such reorganization, merger, combination or consolidation and the aggregate voting power of the then outstanding voting securities of the resulting corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding voting securities of the Company immediately prior to such reorganization, merger, combination, or consolidation, in substantially the same proportion as their ownership immediately prior to such reorganization, merger, combination, or consolidation, and (2) at least a majority of the members of the board of directors of the corporation or other entity resulting from such reorganization, merger, combination or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, combination or consolidation;

(D) Approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other entity with respect to which following such sale or other disposition the conditions described in clauses (I) and (II) of Section 5(f)(ii)(C) are satisfied; or

(E) Any other similar event or transaction or series of related events or transactions as determined by the Board.

(iii) Definition of Good Reason. For the purpose of this Agreement, “Good Reason” means the occurrence of one of the following that continues for 30 consecutive days after Employee gives notice thereof to the Company:

(A) The assignment to Employee of any position, authority, duties or responsibilities inconsistent in any respect with Employee’s position (including, without limitation, status, offices, title and reporting requirements), authority, duties or responsibilities, as provided hereunder, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(B) Any reduction in Employee’s Base Salary or any material diminution of Employee’s employee benefits or other elements of compensation or benefits referred to in Section 4;

(C) The Company’s requiring Employee to be based at an office location or to maintain his personal residence other than in Charlotte or Wake Forest, North Carolina, without Employee’s consent, which may be withheld for any reason;

(D) Any material reduction in the duties, authority or offices of Employee, without Employee’s consent, which may be withheld for any reason;

(E) Any purported termination by the Company of Employee’s employment other than as expressly permitted by this Agreement; or

(F) Any other failure by the Company to comply with any provision of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Company within 30 days after receipt of notice thereof given by Employee.

(iv) Legal Expenses. In the event the Company fails to pay any amounts or to provide any benefits due to Employee under this Section 5(f) within 30 days after Employee gives the Company written notice thereof, Employee shall be entitled to commence an action against the Company to recover such amounts due to him and, if he prevails in the action, shall be entitled to receive his attorneys fees and expenses in such action.

(g) Date of Termination. For purposes of this Agreement, the term “Date of Termination” means:

(i) If Employee’s employment terminates as a result of Employee’s death under Section 5(a), the Date of Termination shall be the date of Employee’s death;

(ii) If Employee’s employment is terminated as a result of Employee’s Disability under Section 5(b), the Date of Termination shall be the date of termination of employment specified in the Company’s notice of termination delivered to Employee in accordance with Section 5(b);

(iii) If the Company terminates Employee’s employment for Cause under Section 5(c), the Date of Termination shall be the date the Company delivers the notice of termination to Employee in accordance with Section 5(c).

(iv) If the Company terminates Employee’s employment without Cause under Section 5(d), the Date of Termination shall be the date of such notice unless a later date of termination is specified in the Company’s notice of termination delivered to Employee in accordance with Section 5(d).

(v) If Employee terminates his employment under Section 5(e), the Date of Termination shall be the date of termination of employment specified in Employee’s notice of termination delivered to the Company in accordance with Section 5(e), provided that if the Company exercises its right to set an earlier date of termination of employment, in accordance with Section 5(e), then the Date of Termination shall be such earlier date specified by the Company.

(vi) If Employee’s employment is terminated after a Change in Control under Section 5(f), the Date of Termination shall be the actual date that Employee’s employment terminates.

(h) Upon Merger, Acquisition or Change in Control of the Company. Neither this Agreement nor Employee’s employment hereunder shall terminate solely by reason of any sale of assets or capital stock of the Company, or any merger or consolidation or change in control of the Company.

(i) Effect on Equity Awards. The effect of the termination of Employee’s employment with the Company under this Agreement upon the terms of vesting, exercise or other terms of any grants of stock options, restricted stock or other equity awards shall be as specified by the terms and conditions of those equity awards excepts as otherwise expressly and specifically provided in this Agreement.

(j) No Further Obligation to Employee. The payments and Benefits required to be made or provided to Employee pursuant to this Section 5 shall be in full and complete satisfaction of, and shall constitute the full settlement and release of the Company by Employee with regard to, all obligations of the Company owed to Employee pursuant to this Agreement. After the Date of Termination of Employee’s employment hereunder, the Company shall have no further obligations to Employee and Employee shall have no right to receive any other or further compensation or Benefits under this Agreement, except as expressly and specifically set forth herein.

(k) Survival of Employee’s Section 6 Covenants. Notwithstanding the termination of Employee’s employment by either the Company or Employee for any reason whatsoever, the obligations of Employee under Section 6 and the other provisions of this Agreement related thereto shall survive the termination of Employee’s employment hereunder and shall remain in full force and effect for the period provided therein, except as otherwise expressly provided in Section 6.

(l) Release of Claims. Notwithstanding anything to the contrary contained herein, Employee’s right to receive any Severance Amount and the other amounts of compensation, bonus or other payments or benefits hereunder after the Date of Termination shall be conditioned upon Employee’s execution and delivery of a reasonable and customary release of all claims against the Company and its subsidiaries and Affiliates and their directors, officers, managers, members, employees, stockholders, agents and representatives.

(m) Condition of Compliance by Employee. Employee’s right to receive any Severance Amount and any other post-termination compensation, payments or Benefits under this Agreement shall be subject to his compliance in all material respects with the non-competition, non-solicitation and confidentiality restrictive covenants set forth in Section 6. If Employee fails to comply with such covenants in any material respect, then (i) Employee shall not be entitled to any unpaid portion of any Severance Amount or any other post-termination compensation, payments or Benefits under this Agreement, and (ii) the Company shall be entitled to seek the return from Employee of any portion of any Severance Amount or other post-termination compensation and payments and the value of any Benefits previously received by Employee hereunder. This Section 5(m) shall not in any manner supersede or limit any other right the Company has to enforce or seek legal or equitable relief with respect to a breach or violation by Employee of the covenants set forth in Section 6.

(n) Resignation of Other Positions. Upon the termination of Employee’s employment hereunder for any reason, Employee agrees that he shall be deemed to have resigned, effective upon the Date of Termination (unless he resigns earlier therefrom) from any and all positions that Employee then holds as an officer and/or director (or other similar position) of the Company or any of its subsidiaries or other Affiliates.

(o) Return of Company Property. Immediately upon request, Employee shall return to the Company (i) all corporate property and equipment in his possession, custody or control, including without limitation all Company vehicles, credit cards, telephone call cards, keys, key cards, access cards, pass cards, identification cards, security devices, computers, laptops and peripheral devices, equipment, Company-owned cell phones and personal digital assistants, computer access codes, disks and any other physical or personal property of the Company that Employee received, prepared, or helped to prepare in connection with his employment in the same condition as when provided to Employee, reasonable wear and tear excepted; and (ii) any and all books, records, files, documents, data, manuals, notes, designs, specifications, diskettes, tapes, flash or thumb drives or other removable information storage devices, or materials of any kind, whether written or electronically created or stored, in Employee’s possession, custody or control which contain, relate to or refer to any Confidential Information (as defined below) or otherwise relate to the Company, its products or services, or Employee’s employment with the Company, including all datasheets, files, memoranda, emails, records, software, disks, instructional manuals, without retaining any copies, in whole or in part, in any form or media.

Section 6. Covenants of Employee. Employee acknowledges and agrees that he will receive significant and substantial compensation, benefits and other consideration from his employment with the Company under this Agreement, as well as introductions to, personal experience with, training in and knowledge of the Company, its business, affairs and operations, the markets, industries and businesses in which it engages, and third parties with which it conducts business. In addition, Employee acknowledges and agrees that Employee entering into the following covenants is a condition to the Company entering into this Agreement. Moreover, Employee agrees that the covenants set forth in this Section 6 are necessary and reasonable in order to protect the legitimate business interests of the Company. Accordingly, in consideration of the foregoing, to continue to employ Employee and to provide such compensation and other Benefits to Employee, Employee hereby makes the following covenants to the Company:

(a) Covenant Not to Compete.

(i) Covenant. So long as he remains employed by the Company and for a period of one (1) year after the Date of Termination of Employee’s employment hereunder for any reason whatsoever, whether by the Company or by Employee (such period of time, commencing with the date of this Agreement, referred to herein as the “Restricted Period”), Employee shall not, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, officer, director, partner, manager, member, trustee, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, (A) engage or participate in any Competing Business (as defined below) in any Restricted Territory (as defined below), or (B) invest in, have a financial interest in, be in any other way connected or affiliated with, or render advice or services to, any Person that is engaged, in whole or in part, in a Competing Business in any Restricted Territory. Notwithstanding the foregoing, nothing herein contained shall prevent Employee from acquiring and holding for investment purposes only up to five percent (5%) of any class of securities of any company, if such securities are listed or traded on a national securities exchange or otherwise publicly traded and if Employee is not part of a group that controls such company.

(ii) Competing Business. For purposes of this Agreement, the phrase “Competing Business” means and shall be deemed to include (A) any business or activity that involves researching, developing, engineering, designing, marketing, selling and servicing products, services and technologies related to energy and smart grid solutions for electric utilities and other industrial, commercial and institutional customers, including without limitation: (1) designing, manufacturing, installing, operating, and/or monitoring electric generation equipment, including distributed generation systems and switchgear systems, (2) designing, building, upgrading and maintaining infrastructure associated with the grid system, or (3) designing, manufacturing, installing, operating or otherwise providing energy solutions to commercial, institutional, industrial or governmental customers such as LED-based lights and cost-effective energy improvement systems for general lighting, building controls and other facility upgrades, including HVAC systems, water systems, and building envelope improvements; (B) any and all other related lines of businesses conducted by the Company in which Employee is involved at any time in the last two years of his employment with the Company; (C) any other business or activity (1) in which Employee would perform duties or engage in activities involving technology or developments that are the same or substantially similar to any Inventions (as defined below) that Employee developed or worked on while employed by the Company, or (2) that may require or inevitably require, or is reasonably likely to result in, or would otherwise benefit from, the disclosure by Employee of any trade secrets, proprietary information or other Confidential Information (as defined below) of the Company; and (D) any other business that has operations or activities, or relating to products, services or technologies, that are substantially the same as the business operations, activities, products, services or technologies of the Company on the Date of Termination.

(iii) Restricted Territory. For purposes of this Agreement, the phrase “Restricted Territory” means and shall be deemed to include (A) a 100-mile radius around the Company’s corporate headquarters, or if Employee’s base of employment is not at the Company’s headquarters, a 100-mile radius around Employee’s base of employment; (B) any sales territory assigned to Employee at any time during the last two years of his employment with the Company; (C) any county of any State in the United States of America in which the Company is actively engaged in business or otherwise has material operations at any time during the last two years of his employment with the Company; and (D) any other county, state, province or similar territory of any other country, in which the Company is actively engaged in business or otherwise has material operations at any time during the last two years of his employment with the Company.

(iv) Interpretation of Covenant. The parties hereto acknowledge and agree that the scope, duration and area for which the covenant set forth in this Section 6(a) is to be effective are fair and reasonable and are reasonably necessary for the protection of the Company, its business and its trade secrets and Confidential Information, customer relationships and good will, and Employee hereby waives any objections to or defenses in respect thereof. In the event that any court of competent jurisdiction determines that any portion of the scope, time period or restricted area are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 6(a) shall be deemed amended, and the court shall have the right to reform this Agreement, to delete or strike therefrom such provisions or portions determined to be unenforceable, illegal or invalid so that the remainder of the covenant set forth in this Section 6(a) shall remain in full force and effect. The parties intend that each paragraph and subparagraph of this Section 6(a) to be separable and independent covenants.

(b) Covenant Regarding Disclosure and Use of Confidential Information.

(i) Employee’s Covenant of Non-Disclosure. Employee acknowledges that as a result of Employee’s employment by the Company, Employee has and will continue to learn, obtain and have access to confidential and proprietary information regarding the business and affairs of the

Company. Employee hereby agrees that at all times while employed by the Company and thereafter, Employee shall keep and treat as strictly confidential and hold in confidence all Confidential Information, and Employee shall not, directly or indirectly, (A) use any Confidential Information for Employee’s own benefit or for the benefit of any other Person or in any way detrimental to the Company or its business, or (B) disclose, divulge, furnish, publish, communicate or otherwise reveal or make available any Confidential Information to any Person in any manner whatsoever, other than (1) in the furtherance of the Company’s business to the extent necessary for him to perform his services to and responsibilities on behalf of the Company prior to the Date of Termination, or (2) as compelled in order to comply with applicable law or court order, provided that Employee will provide the Company at least five (5) days’ advance written notice of any such compelled disclosure and will cooperate with the Company to minimize the extent of such compelled disclosure.

(ii) Definition of Confidential Information. As used herein, “Confidential Information” means and includes any and all information, whether in written, oral, electronic, visual or any other form or medium, which is confidential, proprietary or otherwise non-public, related to the Company or its business, affairs, assets, liabilities, properties, technologies, operations, condition (financial or otherwise), financial results and prospects, including but not limited to information relating to its finances, practices, procedures, policies, methods, contracts, agreements and arrangements, lending policies, pricing policies, price lists and other price information and cost lists and other cost information; financial plans, strategic plans and initiatives, business plans, financial and business projections, forecasts and budgets; marketing, product development and business development plans, strategies and techniques; financial statements, notes, schedules, reports and other financial information; the identity and location of and other business information relating to past, present and prospective customers, clients, vendors, suppliers, affiliates, debtors, creditors, lenders, employees, consultants, advisors, agents, distributors, wholesalers, clients and others who have dealings and business relationships with the Company; contract terms, conditions and substance; all trade secrets, processes, photographs, graphics, product specifications, formulas, compositions, samples, inventions, ideas, research and development; patents, patent applications; copyrights and copyright applications (in any such case, whether registered or to be registered in the United States or any foreign country) applied for, issued to or owned by the Company and other intellectual properties; any and all processes, computer programs and software (including object code and source codes, database, technologies, engineering or technical data, drawings, sketches or designs, manufacturing or distribution methods or techniques); and any other information pertaining to the Company known to Employee to be confidential, proprietary, secret or otherwise non-public information. For purposes of this Agreement, the term “Confidential Information” shall not include information that Employee can demonstrate: (A) is or becomes generally available to and known by the public on the date of this Agreement or thereafter, other than due to a direct or indirect disclosure by Employee in breach of this Agreement, or (B) is disclosed to Employee by a third party without violating any confidentiality obligation or fiduciary duty on the part of the disclosing party not to so disclose such information.

(iii) Company Ownership. Employee hereby acknowledges and agrees that, as between the Company and Employee, all of the Confidential Information, however documented, whether or not developed, created or modified by Employee, is and shall remain the exclusive property of the Company.

(iv) Return Upon Termination. Upon the termination of Employee’s employment with the Company, Employee shall leave with or return to the Company, without making or retaining any copies, or other records of, all Confidential Information in his possession or under his control, including all copies, summaries, abstracts thereof and all memoranda, notes, records, reports, books, letters, customer lists, manuals and other writings or documents whatsoever pertaining thereto.

(v) Employee Acknowledgement. Employee acknowledges and agrees that the Company has invested and continues to invest substantial time, money and other resources in developing its Confidential Information, that such Confidential Information provides the Company with a competitive advantage and is of great value to the Company, and that the restrictions and covenants contained in this Agreement are reasonable and necessary to protect the Confidential Information and the good will and legitimate business interests of the Company.

(vi) Third Party Confidential Information. Employee acknowledges that the Company from time to time may enter into agreements with other Persons that impose obligations or restrictions on the Company regarding the confidential nature of the information provided by such other Persons to the Company and its representatives. Employee acknowledges and agrees that he shall be bound by and observe all such obligations and restrictions applicable to the Company.

(c) Covenants Regarding Business Relationships.

(i) Non-Solicitation of Company Persons. Employee agrees that during and throughout the Restricted Period, except when acting on behalf of and in the interests of the Company, Employee shall not, directly or indirectly, (A) employ, hire, attempt to hire, recommend for hire, solicit, induce, recruit or otherwise engage any individual serving as an employee, officer, director, consultant, contractor or other service provider of the Company at any time during the Employment Period (whether now or hereafter engaged by the Company) (“Company Person”), unless such Company Person did not serve in such capacity at any time during the year prior to such solicitation, (B) cause any Company Person to (1) terminate such Company’s Person’s employment, service or engagement with the Company, (2) accept employment or engagement or otherwise render services to any other Person or business (wherever located, and regardless of type of business conducted), or (3) interfere with the business of the Company, or (C) provide or furnish to any other Person any information (including information about the identity, experience, expertise, qualifications, special knowledge, personal characteristics, position, duties or compensation) about any Company Person, other than in the performance of Employee’s employment as required to further of the Company’s business.

(ii) Non-Solicitation of Customers. Employee agrees that during and throughout the Restricted Period, except when acting on behalf of and in the interests of the Company, Employee shall not, directly or indirectly, solicit, contact or meet with (or attempt to do the same) any clients or customers, or any prospects known to Employee as of the Date of Termination, of the Company to (A) cease being, or not to become, a client or customer of the Company, (B) reduce the amount of their business with or otherwise divert any of their business from the Company, or (C) become a customer or client of Employee, any Affiliate of Employee or any other Person, or (D) engage in any Competing Business.

(iii) Non-Interference with Business. Employee agrees that during and throughout the Restricted Period, except when acting on behalf of and in the interests of the Company, Employee shall not, directly or indirectly, interfere in any business relationship between the Company and any other Person, including any Person who was at any time an employee, consultant, contractor, advisor, supplier, lender or customer of the Company.

(iv) Non-Disparagement. Employee shall not, at any time during his employment with the Company or thereafter, make, publish or otherwise communicate to any Person or in any public forum any statements, remarks or comments that disparage the business reputation of the Company or its business, affairs, operations, assets, properties, customers, suppliers, lenders or prospects, or of any of the Company’s directors, officers, employees, agents, representatives or Affiliates or take any actions that are harmful to the Company’s good will with others; provided, however, that this covenant shall not in any way restrict or impede Employee from exercising protected rights to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or a governmental or regulatory agency, provided any statements made by Employee are known to be truthful and that Employee provides reasonable prior written notice of the same.

(d) Inventions. During and throughout the Restricted Period, Employee shall disclose, grant and assign to the Company any and all ideas, improvements, techniques, modifications, processes, inventions, improvements, developments, discoveries, trade secrets, trademarks, service marks, copyrights, processes, procedures, techniques, trade names, business plans, writings, computer software, technical information, works of authorship and other work product (“Inventions”) that Employee develops, conceives, creates, makes, devises, discovers, prepares, produces, authors, acquires or acquires knowledge of, while employed by the Company, either by himself or in conjunction with any other Person, which (i) arise from, relate to or are useful in the business activities and operations of the Company at any time prior to the Date of Termination, (ii) are developed, conceived, created, made, devised, discovered, acquired or acquired knowledge of by Employee on the Company’s time, premises or equipment, or using the Company’s property or otherwise in the course of performing his duties and obligations hereunder, or (iii) are based upon or utilize any Confidential Information, whether or not the Company obtains a patent, trademark, service mark, copyright or similar intellectual property rights, registrations or protections thereupon. Employee hereby agrees that the Inventions are or shall become and shall remain the sole and exclusive property of the Company, whether or not the Company obtains a patent, trademark, service mark, copyright or similar registration or protection thereon. Employee hereby acknowledges that all of Employee’s writing, works of authorship and other Intellectual Property are works made for hire and the property of the Company, including patents, trademarks, service marks, copyrights and other intellectual property rights pertaining thereto. Employee shall, at the request of the Company but without any additional compensation or consideration other than any actual third party expenditures required, render such assistance as the Company deems necessary or desirable to secure, prosecute or defend the rights of the Company to the Inventions by patent, trademark, service mark, copyright to otherwise, including without limitation the assignment, transfer and conveyance by the Employee to the Company of all of Employee’s right, title and interest in and to the Inventions.

(e) Prior Employer Information. During Employee’s employment with the Company, Employee shall not use improperly or disclose any confidential or proprietary information or trade secrets of any former employers or of their principals, partners, co-ventures, clients, customers, vendors or suppliers, and Employee shall not bring onto the premises of the Company any unpublished document or any property belonging to any such Persons without their prior consent. In addition, Employee agrees to observe and shall not violate any confidentiality, non-disclosure, non-competition or proprietary rights agreements to which he is a party with any former employer.

(f) Employee’s Acknowledgments. Employee acknowledges and agrees that (i) the Company spends considerable amounts of time, money and effort in developing and maintaining good will; (ii) the services to be rendered by Employee to the Company hereunder are of a special and unique character; (iii) Employee will obtain knowledge, skills, talents and abilities relevant to the Company’s business and operations, industry, methods of doing business and business and marketing strategies by virtue of Employee’s employment hereunder; (iv) the covenants contained within this Section 6 are reasonable and necessary in all respects to protect the goodwill, trade secrets, confidential information and legitimate business interests of the Company, are essential elements of this Agreement, and that the Company would not have entered into this Agreement without Employee’s agreement to comply with such covenants; (v) Employee will not be subject to undue hardship or be unable to earn a living that is suitable and acceptable to Employee by virtue of Employee’s full compliance with the covenants in this Section 6; (vi) each and every term, covenant and restriction in this Section 6 is reasonable and necessary for the proper protection of the Company’s business; and (vii) Employee has been advised by the Company that Employee should consult with independent counsel of Employee’s choice and have such counsel review this Agreement and render advice thereon to Employee, and Employee has either done so or voluntarily elected not to do so.

(g) Equitable Relief. Employee hereby acknowledges and agrees that (i) Employee’s services to be rendered to the Company hereunder and Employee’s obligations contained in this Section 6 are of special, unique and personal character which gives them a peculiar value to the Company, (ii) any violation of these covenants would result in irreparable and immediate harm, damage and injury to the Company, (iii) the Company cannot be reasonably or adequately compensated in money damages in an action at law in the event Employee breaches any obligations under this Section 6, and (iv) the provisions of this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company. Employee therefore expressly agrees that, in addition to any other rights or remedies which the Company may have at law or in equity or by reason of any other agreement, the Company shall be entitled to obtain injunctive and other equitable relief in the form of temporary, preliminary and permanent injunctions in the event of any actual or threatened breach of any such obligation by Employee, and to discontinue any salary, bonus, benefits, or post-termination payments provided hereunder. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other remedy, and Employee agrees that the aforementioned equitable remedies are in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief, and that the remedies of the Company hereunder are cumulative.

(h) Company. All references to the Company in this Section 6 shall be deemed and construed to include the Company and its subsidiaries and other Affiliates.

(i) Survival of Covenants. This Section 6, and the other terms and conditions of this Agreement necessary or appropriate to enforce the covenants of Employee in Section 6, shall survive, and shall remain in full force and effect after, the termination of Employee’s employment hereunder.

(j) Severability. The covenants set forth in this Section 6 shall be deemed severable. In the event that any court determines that any term, condition, restriction, covenant, provision term, condition, restriction, covenant, provision or any portion thereof is illegal, invalid or unenforceable in any circumstance for any reason, then this determination shall not have the effect on the legality, validity and enforceability thereof under any other circumstance or of any other term, condition, restriction, covenant, provision of this Section 6 or of the remainder of the portion thereof, which shall remain in full force and effect to the greatest extent legal, valid and enforceable.

Section 7. Representations and Warranties of Employee. Employee represents and warrants to the Company that (a) Employee has not entered into, is not a party to, is not bound by, and is not otherwise subject to, any contractual, judicial or other restriction, arrangement, agreement, covenant or obligation which is, or which could reasonably be expected to be, breached or violated by or in conflict or inconsistent with Employee’s execution and delivery of this Agreement and performance of his duties and obligations hereunder, or with the rights of the Company hereunder, including but not limited to any agreement with any former employer relating to or restricting competition or the use or disclosure of information, and to the knowledge of Employee no other Person has made any allegation or claim, or threatened to make any allegation or claim, to the contrary, and (b) Employee is under no physical or mental disability or incapacity that would hinder the performance of Employee’s duties under this Agreement.

Section 8. Assistance in Proceedings. At the request and expense of the Company, upon reasonable notice, Employee shall, at all times during and after his employment with the Company, furnish such information and assistance the Company as the Company may reasonably request in connection w with any issue, claim, suit, action, suit, litigation, arbitration, regulatory or governmental investigation or other proceeding in which the Company may be involved. If such a request for assistance occurs after the Date of Termination, then Employee shall only be required to render such assistance to the Company to the extent Employee can do so without materially adversely affecting Employee’s other business obligations.

Section 9. Independent Covenants of Employee. Employee’s covenants in this Agreement are independent covenants and the existence of any claim by Employee against the Company under this Agreement or otherwise will not excuse Employee’s breach or violation of, or waive Employee’s obligation to perform, any covenant of Employee in this Agreement.

Section 10. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating with, merging into, or transferring all or substantially all of its assets to another entity which assumes all of the Company’s obligations and undertakings hereunder. In such event, the term “Company,” as used herein, shall mean the Company (as defined herein), and any such successor or assignee, and Employee’s rights and duties, including his rights to compensation and the Severance, shall remain in effect thereafter as in effect prior to such transaction.

Section 11. Employee Acknowledgments; Counsel. Employee acknowledges by executing this Agreement and delivering it to the Company that (i) Employee has read all of the terms and conditions of this Agreement, including Employee’s obligations, covenants, representations and warranties to the Company hereunder; (ii) Employee understands that the covenants of Employee in Section 6 hereof are essential elements of this Agreement, and that the Company would not have entered into this Agreement without Employee’s agreement to comply with such covenants; (iii) each and every term, covenant and restriction in this Agreement is reasonable and necessary for the proper protection of the Company’s good will and legitimate business interests; and (iv) Employee has been advised by the Company that Employee should consult with independent counsel of Employee’s choice and have such counsel review this Agreement and render advice thereon to Employee, and Employee has either done so or voluntarily elected not to do so.

Section 12. Withholding. The Company shall have the right to withhold from any amounts or payments required to be made by the Company hereunder to Employee any taxes and other withholding requirements as the Company may reasonably determine it is required to withhold pursuant to any applicable federal, state or local law or regulation.

Section 13. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption therefrom. To the extent either party hereto reasonably determines that any provision of this Agreement would subject Employee to the excise tax under Section 409A, then the parties agree in good faith to cooperate to reform this Agreement in a manner that would avoid or minimize the imposition of such excise tax on Employee while preserving any affected benefit or payment, to the extent reasonably practicable. To the extent any payment hereunder required to be made to Employee on account of his separation of service is properly treated as deferred compensation subject to Section 409A, such payment shall be delayed until the first business day after the expiration of six months from the Date of Termination, at which time the Company shall make a single payment in amount equal to the aggregate amount of payments so delayed. Notwithstanding the foregoing, the Company makes no representation or warranty that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

Section 14. General Provisions.

(a) Governing Law; Forum. This Agreement shall in all respects be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware, without giving effect to any conflict or choice of law principles or rules. Any action, suit or other proceeding seeking to enforce any right, remedy, obligation, duty, covenant or provision of, or arising out of, this Agreement may be brought and entered against either party hereto in any federal or state court of the State of North Carolina or of the United States located in the State of North Carolina. Each party hereto irrevocably submits to the personal jurisdiction of any such court and irrevocably waives, to the fullest extent of the law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that such action, suit or proceeding has been brought in an inconvenient forum.

(b) Amendment. This Agreement may not be amended or modified in whole or in part in any manner except in a writing which makes reference to this Agreement executed by both parties hereto.

(c) Assignment. Neither the Agreement, nor any rights, obligations or duties hereunder, may be assigned or delegated by either party hereto without the prior written consent of the other party hereto; provided, however, that this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s stock or assets, or upon any merger, consolidation or reorganization of the Company with or into any other Person. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

(e) Entire Agreement.

(i) This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes in their entirety all prior and contemporaneous written and oral agreements, arrangements, understandings, negotiations, communications, covenants, representations and warranties among the parties or their Affiliates relating to the subject matter hereof, including but not limited to that certain Employment and Non-Competition Agreement between Employee and PowerSecure, Inc. and any other offer letters or employment-related agreements.

(ii) Employee acknowledges that from time to time, the Company may establish, maintain or distribute the employee manuals or handbooks or personnel policy manuals, and Employees or other representatives of the Company may make written or oral statements relating to personal policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any the employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement.

(f) Notices. Any and all notices, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon personal delivery; (ii) upon confirmation of receipt when sent by facsimile transmission; (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (iv) five business days after being sent by first class (certified or registered) mail, postage prepaid, return receipt requested, in each case to the following addresses:

If to the Company:

PowerSecure International, Inc.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

Attention: Sidney Hinton

Telephone: (919) 453-1750

Facsimile: (919) 453-1768

Email: shinton@powersecure.com

With copies to:

Kegler, Brown, Hill & Ritter Co., L.P.A.

65 E. State Street, Suite 1800

Columbus, Ohio 43215

Attention: Paul R. Hess, Esq.

Telephone: (614) 462-5400

Facsimile: (614) 464-2634

Email: phess@keglerbrown.com

If to Employee:

To the Employee at the address set forth on the Signature Page

Either party hereto may send any notice, demand, request, election or other communication to the intended recipient at its address set forth above using any other means (such as expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed to have been given until it is actually received by the recipient. Either party hereto may change its or his designated address by giving written notice to all other parties.

(g) Waiver. The obligations of either party hereunder may be waived only with the written consent of the party or parties entitled to the benefits the obligations so involved. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. The failure of either party to insist upon strict compliance with any provision of this Agreement on any one or more occasions shall not be construed or operate as, or constitute, a continuing waiver of, or an estoppel of that party’s right to insist upon strict compliance with, that provision or any other provision of this Agreement.

(h) Severability. It is the desire and intend of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public polices applied in each jurisdiction in which enforcement is sought. Accordingly, if any term or provision of this Agreement is determined to be illegal, invalid or unenforceable in any circumstance, then (i) such term or provision shall be modified or restricted to the extent necessary to make such term or provision valid binding and enforceable in such circumstance so as to give it the maximum effect permitted under applicable law, or if such term or provision cannot be so modified or restricted, then such provision shall be deemed to be stricken and excised from this Agreement, (ii) all other terms and provisions of this Agreement shall remain in full force and effect binding on the parties hereto, and (iii) and the application of such term or provision to any other circumstance shall not be affected but shall remain in full force and effect binding on the parties hereto.

(i) Non-Reliance on Other Parties. Except for statements expressly set forth in this Agreement, no party hereto has made any statement or representation to any other party regarding a fact relied on by the other party in entering into this Agreement, and no party has relied on any statement, representation or promise of any other party, or of any representative for any other party, in executing this Agreement in making the agreements provided for in this Agreement.

(j) Construction. Employee and the Company have each participated in the drafting and preparation of this Agreement and have had a reasonable and sufficient opportunity to review this Agreement and in fact have reviewed this Agreement. Accordingly, in the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement, and any ambiguities in construction shall not be resolved against the drafting party.

(k) Counterparts. This Agreement may be executed in any number of counterparts (including counterparts executed by less than all parties hereto), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(l) Headings. The headings used herein are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

(m) Remedies Cumulative. No remedy conferred upon either party to this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

(n) Further Assurances. The parties hereto agree to take or cause to be taken all actions, which are necessary, convenient or desirable in order to effectuate the covenants, rights and obligations contemplated by this Agreement.

(o) Interpretation of Certain Provisions. Except as otherwise expressly provided herein, as used in this Agreement:

(i) Any reference to any federal, state, local or foreign statute or law shall be deemed also to include a reference to all rules and regulations promulgated thereunder.

(ii) The term “including” means “including, without limitation”.

(iii) The term “Entity” means and includes a corporation, partnership (general or limited), limited liability company, joint venture, trust, association, unincorporated organization, governmental or regulatory body or authority, or any other form of business or entity.

(iv) The term “Person” means and includes an individual and an Entity.

(v) The term “Affiliate” means and includes, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, where the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or polices of such Person, whether through the ownership of voting securities, by contract or otherwise.

(vi) The number and gender of each noun and pronoun and the terms “Person” and “Persons” and the like shall be construed to mean such number and gender as the context, the circumstances or its antecedent may require.

(vii) The terms “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole, and not to any Section, subsection or clause of this Agreement.

(viii) Each reference to a Section means such Section of this Agreement.

*    *    *    *    *    *     *    *    *    *

IN WITNESS WHEREOF, this Employment and Non-Competition Agreement has been executed and delivered by or on behalf the parties hereto, effective as of the date first above written.

THE COMPANY:

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Sidney Hinton
Sidney Hinton, President and CEO

EMPLOYEE:

/s/ Eric Dupont
Eric Dupont

Address For Notice Purposes:

Street Address

City, State and Zip Code

Telephone Number

Email